EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Cemtrex, Inc.

Farmingdale, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-224379 and No. 333-218501) of Cemtrex, Inc. of our report dated December 29, 2017, relating to the consolidated financial statements of Vicon Industries, Inc. as of and for the years ended September 30, 2017 and 2016, which appears in the Current Report on Form 8-K/A of Cemtrex, Inc. filed on June 6, 2018. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Melville, New York

June 6, 2018